Exhibit 99.1
IMMEDIATE RELEASE
October 16, 2008

United Natural Foods, Inc. Announces Plans to Relocate
Corporate Headquarters to Providence, Rhode Island

Dayville, Connecticut – October 16, 2008 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the “Company”) today announced plans to relocate its corporate headquarters in May 2009 from Dayville, Connecticut to Providence, Rhode Island.  UNFI will combine executive and administrative offices by relocating approximately 150 employees to the American Locomotive Works development on Valley Street.   UNFI will continue to maintain its presence in Dayville, where its distribution facility will remain its third largest facility on the East Coast and the sixth largest in the United States.

“United Natural Foods is excited to move its corporate headquarters to Rhode Island and take advantage of the area’s strong talent pool and resources, and the state’s strategic Northeast location,” says Tom Dziki, vice president of sustainable development for UNFI. “In Providence, UNFI has found an ideal environment for our business and a solid platform to deliver on our vision to contribute positively to the environment and provide people with healthier food, grown and produced naturally. We look forward to setting up our operations in the American Locomotive Works development, and completing our relocation to Rhode Island by May, 2009.”

UNFI comes to Providence, Rhode Island with strategic growth plans which could see the Company expand its’ headquarters workforce to approximately 240 associates over the next three years. “We are very pleased to welcome United Natural Foods to Rhode Island.  The relocation of UNFI’s corporate headquarters to Providence is expected to bring good, high wage jobs to Rhode Island with more job growth opportunity to follow in the months and years to come. This is exactly the kind of economic growth Rhode Island needs to build a more prosperous future for our state,” said Governor Donald L. Carcieri.

“We are thrilled to welcome UNFI to the City of Providence. UNFI’s relocation to the American Locomotive Works development on Valley Street is a big win for the state and for our Capital city.  The company brings another boost of activity and development to a neighborhood that is day by day transforming itself into new hub of economic activity. We look forward to UNFI’s continued growth and supporting the company’s expansion in the months and years to come,” said Providence Mayor David N. Cicilline.

American Locomotive Works (ALCO) is a bold and innovative neighborhood transformation project in Providence, Rhode Island.  The mixed-use development will contain up to 1.7 million square feet of commercial, retail and residential space and create a vibrant new neighborhood in an underutilized section of the city. The expansive site is located along the Woonasquatucket River. Located less than one mile from Providence Place Mall, ALCO is serving as a catalyst for subsequent development on the western edge of the city, and helping to connect the Olneyville, Federal Hill, and Valley neighborhoods to downtown.

UNFI’s new facility in Rhode Island is expected to be a Leadership in Energy and Environmental Design (LEED) certified commercial interior project, reflecting the Company’s long-standing commitment and a proactive concern for the environment. The LEED Green Building Rating System™ encourages and accelerates global adoption of sustainable green building and development practices through the creation and implementation of universally understood and accepted tools and performance criteria. Looking ahead, UNFI is also hopeful that its new corporate headquarters will be used as a solar power pilot program for Rhode Island.

“The lease signing of United Natural Foods at American Locomotive Works is a great achievement for the City Providence, for the State of Rhode Island and especially for the community” said Bill Struever, President of Struever Bros. Eccles & Rouse and the developer of ALCO. “We will work side by side with everyone at UNFI to achieve their sustainable green initiatives, and are thrilled to combine our corporate green philosophy with UNFI’s long-standing business practices to create a national model for sustainable development right here in Providence, Rhode Island. For more than three years we've worked closely with the City of Providence and the State of Rhode Island - lending our efforts and expertise - to make American Locomotive Works a cornerstone for responsible redevelopment, and a now, a fitting home for United Natural Foods.”

UNFI worked on plans for its corporate relocation and expansion with the Rhode Island Economic Development Corporation (RIEDC) and officials from the City of Providence.  RIEDC executive director Saul Kaplan commented, “UNFI’s decision to relocate its corporate headquarters to Rhode Island is strong proof that our plan to reposition Rhode Island’s economy is starting to work. In addition to the skilled UNFI employees who will relocate to Rhode Island, UNFI anticipated needing an additional 90 high wage jobs as they expand over the coming years.  This influx of talent and job growth potential will give an important boost to our economy. UNFI’s relocation to Rhode Island sends a clear message that our state has much to offer companies looking for a strategic location in the Northeast.”

About United Natural Foods
United Natural Foods, Inc. (www.unfi.com) carries and distributes more than 60,000 products to more than 17,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the "Best Managed Companies in America," ranked by Fortune in 2006 and 2007 as one of its "Most Admired Companies," ranked by Business Ethics as one of its "100 Best Corporate Citizens for 2006" and winner of the Supermarket News 2008 Sustainability Excellence Award.

AT THE COMPANY	FINANCIAL RELATIONS BOARD	RIEDC
Mark Shamber	Joseph Calabrese (General Information)	Melissa Withers (Media)
Chief Financial Officer	jcalabrese@frbir.com	mwithers@riedc.com
(860) 779-2800	(212) 827-3772	(401) 278-9134

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on October 1, 2008, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.